UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 8, 2013, Zalicus Inc. (the "Company") entered into a purchase agreement (the "Purchase Agreement") with Lincoln Park Capital Fund, LLC ("LPC"), pursuant to which the Company has the right to sell to LPC up to $25,000,000 in shares of the Company's common stock, par value $0.001 per share ("Common Stock"), subject to certain limitations and conditions set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, upon the satisfaction of all of the conditions to the Company's right to commence sales under the Purchase Agreement (the "Commencement"), LPC is initially purchasing $2,000,000 in shares of Common Stock at $0.605 per share. Thereafter, on any business day and as often as every other business day over the 24-month term of the Purchase Agreement, and up to an aggregate amount of an additional $23,000,000 (subject to certain limitations) in shares of Common Stock, the Company has the right, from time to time, at its sole discretion and subject to certain conditions to direct LPC to purchase up to 500,000 shares of Common Stock. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on prevailing market prices of Common Stock at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of Common Stock to LPC, but in no event will shares be sold to LPC on a day the Common Stock closing price is less than $0.40 per share, subject to adjustment. In addition, the Company may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below $0.50 per share.

The Company intends to use the net proceeds from this offering for general corporate purposes. The Company may also use a portion of the net proceeds to repay indebtedness, or to acquire or invest in complementary businesses, products and technologies. Indebtedness repaid from the proceeds of the offering would be indebtedness outstanding under the Company's Loan and Security Agreement with Oxford Finance LLC.

All shares of Common Stock to be issued and sold to LPC under the Purchase Agreement will be issued pursuant to the Company's effective shelf registration statement on Form S-3 (Registration No. 333-183538), filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, and declared effective on September 17, 2012, and the prospectus supplement thereto dated May 8, 2013.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and LPC, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. There is no upper limit on the price per share that LPC could be obligated to pay for Common Stock under the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. As consideration for entering into the Purchase Agreement, the Company has agreed to issue to LPC 800,000 shares of Common Stock. The Company will not receive any cash proceeds from the issuance of these 800,000 shares.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The Purchase Agreement is included as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference. The foregoing descriptions of such agreement and the transactions contemplated thereby are qualified in their entirety by reference to such exhibits. In addition, the Purchase Agreement has been included to provide investors with information regarding its terms. The Purchase Agreement is not intended to provide any other factual information about the Company. The Purchase Agreement contains representations and warranties that the Company has made to LPC. The assertions embodied in those representations and warranties are qualified by information in disclosure schedules that the Company has provided to LPC in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits
Exhibit No.	Description
5.1 10.1 23.1 99.1

Opinion of Goodwin Procter LLP

Purchase Agreement, dated as of May 8, 2013, among Zalicus Inc. and the investor named therein.

Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

Press Release, dated May 8, 2013

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Justin Renz
Name: Justin Renz
Title: Executive Vice President, Chief Financial Officer and Treasurer

Dated: May 8, 2013

Index to Exhibits
Exhibit No.	Description
5.1 10.1 23.1 99.1

Opinion of Goodwin Procter LLP

Purchase Agreement, dated as of May 8, 2013, among Zalicus Inc. and the investor named therein.

Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

Press Release, dated May 8, 2013.